Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 395-2215
Media Relations:
John Flanagan/James McCusker
(203) 682-8200

K2 Inc. Reports the Filing of a Lawsuit

Carlsbad, California – May 1, 2007 – K2 Inc. (NYSE: KTO) today announced that K2 and the members of K2’s board of directors (including two of whom who are executive officers of K2) had been named as defendants in a putative shareholder class action lawsuit concerning the sale of K2 pursuant to the merger agreement executed on April 24, 2007 between K2, on the one hand, and Jarden Corporation (NYSE: JAH) and a wholly-owned subsidiary of Jarden Corporation, on the other hand. The lawsuit was filed in California Superior Court for the County of San Diego.

The lawsuit alleges, among other things, that K2’s directors breached their fiduciary duties in approving the proposed merger and that the consideration payable to K2’s shareholders in the merger is unfair and inadequate. The plaintiff is asking, among other things, that the transaction contemplated in the merger agreement be enjoined or, if the merger is completed, that it be rescinded. K2 believes the lawsuit is without merit and intends to respond accordingly.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Penn®, Pflueger®, Sevylor® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and Brass Eagle® in the Team Sports segment; K2®, Völkl ®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Penn®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Jarden and K2. In connection with such proposed business combination, Jarden will file a Registration Statement on Form S-4, K2 will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (“SEC”). Before making any voting or investment decisions, investors and security holders are urged to read the Form S-4 and proxy statement when they become available and any other relevant documents filed with the SEC because they will contain important information about the proposed transaction and related matters. When available, you will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Jarden free of charge by contacting Jarden’s Corporate Secretary at (914) 967-9400, 555 Theodore Fremd Avenue, Rye, NY 10580. You may obtain documents filed with the SEC by K2 free of charge by contacting K2’s Corporate Secretary at (760) 494-1000, 5818 El Camino Real, Carlsbad, CA 92008.

Jarden, K2 and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from K2’s stockholders in connection with the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of Jarden and their ownership of Jarden stock is set forth in the proxy statement for Jarden’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2007 and available free of charge as indicated above. Information about the directors and executive officers of K2 and their ownership of K2 stock is set forth in the proxy statement for K2’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 12, 2007 and available free of charge as indicated above. Investors and security holders may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including expectations of closing the transaction, accretion to Jarden’s post closing earnings, required approvals by K2 stockholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the integration of K2 operations into Jarden will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Jarden’s and K2’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Unless legally required, neither Jarden nor K2 undertakes any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.